Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

relating to the

Preliminary Prospectus Supplement

dated June 8, 2026 and

Prospectus dated September 1, 2023

Registration Statement No. 333-274330

INTUIT INC.

PRICING TERM SHEET

June 8, 2026

$750,000,000 4.950% Notes due 2031

Issuer:	Intuit Inc.

Ratings (Moody’s / S&P)*:	A3 (stable outlook) / A (stable outlook)

Principal Amount:	$750,000,000

Maturity Date:	June 15, 2031

Coupon (Interest Rate):	4.950%

Yield to Maturity:	4.978%

Spread to Benchmark Treasury:	70 basis points

Benchmark Treasury:	4.125% due May 31, 2031

Benchmark Treasury Price and Yield:	99-10 1⁄4 / 4.278%

Interest Payment Dates:	Semi-annually on each June 15 and December 15 of each year, commencing on December 15, 2026

Price to Public:	99.876%

Trade Date:	June 8, 2026

Expected Settlement Date**:	June 11, 2026 (T+3)

Optional Redemption:	Prior to May 15, 2031 (the date that is one month prior to the maturity date), make-whole call at Treasury rate plus 15 basis points; par call at any time on or after May 15, 2031

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

CUSIP Number:	46124H AK2

ISIN Number:	US46124HAK23

$1,000,000,000 5.500% Notes due 2036

Issuer:	Intuit Inc.

Ratings (Moody’s / S&P)*:	A3 (stable outlook) / A (stable outlook)

Principal Amount:	$1,000,000,000

Maturity Date:	June 15, 2036

Coupon (Interest Rate):	5.500%

Yield to Maturity:	5.546%

Spread to Benchmark Treasury:	100 basis points

Benchmark Treasury:	4.375% due May 15, 2036

Benchmark Treasury Price and Yield:	98-20+ / 4.546%

Interest Payment Dates:	Semi-annually on each June 15 and December 15 of each year, commencing on December 15, 2026

Price to Public:	99.649%

Trade Date:	June 8, 2026

Expected Settlement Date**:	June 11, 2026 (T+3)

Optional Redemption:	Prior to March 15, 2036 (the date that is three months prior to the maturity date), make-whole call at Treasury rate plus 15 basis points; par call at any time on or after March 15, 2036

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

CUSIP Number:	46124H AL0

ISIN Number:	US46124HAL06

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Scotia Capital (USA) Inc. Morgan Stanley & Co. LLC

Co-Managers:	Citigroup Global Markets Inc. MUFG Securities Americas Inc. U.S. Bancorp Investments, Inc.

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each rating should be evaluated independently of any other rating.

**

Note: It is expected that delivery of the notes will be made against payment for the notes on or about June 11, 2026, which will be the third business day following the date hereof (this settlement cycle being referred to as T+3). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day preceding the expected settlement date should consult their own advisors in this regard.

The issuer has filed a registration statement (including a preliminary prospectus supplement and accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer will arrange to send you the prospectus and the prospectus supplement if you request them by calling or e-mailing BofA Securities, Inc. at 1-800-294-1322, J.P. Morgan Securities LLC at 1-212-834-4533 or Scotia Capital (USA) Inc. at 1-800-372-3930.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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